Exhibit 4.1

ASSIGNMENT NO. 40 OF RECEIVABLES
IN ADDITIONAL ACCOUNTS

(As required by Section 2.6 of the Agreement)

ASSIGNMENT No. 40 OF RECEIVABLES IN ADDITIONAL ACCOUNTS (this “Assignment”) dated as of May 10, 2019, by and between SYNCHRONY BANK, a federal savings bank organized under the laws of the United States (formerly known as GE Capital Retail Bank, “Seller”), and RFS HOLDING, L.L.C., a Delaware limited liability company (“Buyer”), pursuant to the Agreement referred to below.

WITNESSETH:

WHEREAS, Seller and Buyer are parties to the Receivables Sale Agreement, dated as of June 27, 2003 (as it may be amended and supplemented from time to time the “Agreement”);

WHEREAS, pursuant to the Agreement, Seller wishes to designate Amazon Services LLC as an Additional Retailer;

WHEREAS, pursuant to the Agreement, Seller wishes to designate Additional Accounts to be included as Accounts and to convey the Transferred Receivables in such Additional Accounts that have been designated “Additional Accounts” pursuant to the Agreement, whether now existing or hereafter created, to Buyer (as each such term is defined in the Agreement); and

WHEREAS, Buyer is willing to accept such designation and conveyance subject to the terms and conditions hereof;

NOW, THEREFORE, Seller and Buyer hereby agree as follows:

1.            Defined Terms. All terms defined in the Agreement and used herein shall have such defined meanings when used herein, unless otherwise defined herein.

“Addition Date” means, with respect to the Additional Accounts designated hereby, May 10, 2019.

“Addition Cut-Off Date” means, with respect to Additional Accounts designated hereby, May 7, 2019.

2.            Designation of Additional Retailer. Seller does hereby designate Amazon Services LLC, for which Seller maintains a Private Label Program, as an “Additional Retailer” pursuant to Section 2.6(d) of the Agreement.

3.            Designation of Additional Accounts. The Accounts listed on Schedule 1 to this Assignment have been designated “Additional Accounts” pursuant to the Agreement. Schedule 1 to this Assignment, as of the Addition Date, shall supplement Schedule 1 to the Agreement as required by Section 2.1(b) of the Agreement.

4.            Conveyance of Receivables. (a) Seller does hereby transfer, assign, set over and otherwise convey, without recourse except as set forth in this Agreement, to Buyer, all its right, title and interest in, to and under the Receivables in such Additional Accounts existing at the close of business on the Addition Date and thereafter created from time to time until the Agreement Termination Date, the Related Security and Collections with respect thereto and related Recoveries, together with all monies due or to become due and all amounts received or receivable with respect thereto and Insurance Proceeds relating thereto, without limiting the generality of the foregoing or the following, all of Seller’s rights to receive payments from any Retailer on account of in-store payments and any other amounts received by such Retailer in payment of Receivables, and all proceeds of all of the foregoing (collectively, the “Transferred Assets”). The foregoing does not constitute and is not intended to result in the creation or assumption by Buyer of any obligation of any Originator, any Seller or any other Person in connection with the Accounts or the Transferred Receivables or under any agreement or instrument relating thereto, including any obligation to Obligors, merchant banks, Retailers, clearance systems or insurers.

(b)          Seller agrees to record and file, at its own expense, financing statements (and continuation statements when applicable) with respect to the Receivables in Additional Accounts existing on the Addition Date and thereafter created meeting the requirements of applicable state law in such manner and in such jurisdictions as are necessary to perfect, and maintain perfection of, the sale and assignment of its interest in such Receivables to Buyer, and to deliver a file-stamped copy of each such financing statement or other evidence of such filing to Buyer within ten (10) days of the Addition Date. Buyer shall be under no obligation whatsoever to file such financing or continuation statements or to make any other filing under the UCC in connection with such sale and assignment.

(c)          In connection with such assignment, Seller further agrees, at its own expense, on or prior to the date of this Assignment, to indicate and cause Servicer to indicate in the appropriate computer files that Receivables created in connection with the Additional Accounts and designated hereby have been conveyed to Buyer pursuant to the Agreement and this Assignment.

(d)         The parties hereto intend that each transfer of the Transferred Assets shall constitute a sale by Seller to Buyer and not a loan by Buyer to Seller secured by the Transferred Assets.  Notwithstanding anything to the contrary set forth in this Section 4(d), if a court of competent jurisdiction determines that any transaction provided for herein constitutes a loan and not a sale, then Seller and Buyer intend that this Assignment shall constitute a security agreement under applicable law and that Seller shall be deemed to have granted, and Seller hereby grants, to Buyer a first priority lien and security interest in and to all of Seller’s right, title and interest in, to and under the Transferred Assets, subject only to Permitted Encumbrances.

5.            Acceptance by Buyer. Buyer hereby acknowledges its acceptance of all right, title and interest to the property, existing on the Addition Date and thereafter created, conveyed to Buyer pursuant to Sections 4(a) and (b) of this Assignment. Buyer further acknowledges that, prior to or simultaneously with the execution and delivery of this Assignment, Seller delivered to it the Account Schedule described in Section 2 of this Assignment.

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6.            Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer as of the Addition Date:

(a)          This Assignment constitutes a legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting the enforcement of creditors’ rights in general and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity);

(b)          each of the Transferred Receivables satisfies the criteria for an Eligible Receivable as of the Addition Cut-Off Date;

(c)          each Additional Account is, as of the Addition Cut-Off Date, an Eligible Account,

(d)          no selection procedures believed by Seller to be materially adverse to the interests of Buyer or any of its creditors were utilized in selecting the Additional Accounts from the available Eligible Accounts;

(e)          as of the Addition Date, Seller is solvent;

(f)          the Account Schedule delivered pursuant to this Assignment is an accurate and complete listing in all material respects of all the Accounts as of the date specified therein, and the information contained therein with respect to the identity of such Accounts and the Transferred Receivables existing in such Accounts, is true and correct in all material respects as of the date specified therein;

(g)          the Agreement and this Assignment create a valid and continuing security interest in the Receivables in the Additional Accounts and the Related Security and in Collections and Recoveries with respect thereto, together with all monies due or to become due and all amounts received or receivable with respect thereto and Insurance Proceeds relating thereto and the proceeds thereof in favor of Buyer, which security interest (x) is enforceable against such Seller, as such enforceability may be limited by applicable Debtor Relief Laws, now or hereafter in effect, and by general principles of equity (whether considered in a suit at law or in equity) and (y) upon filing of the financing statements described herein and, in the case of Transferred Receivables thereafter created, upon the creation thereof, will be prior to all other Liens (other than Permitted Encumbrances);

(h)          the Transferred Receivables constitute “accounts” or “general intangibles” within the meaning of UCC Section 9-102;

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(i)           immediately prior to the conveyance of the Receivables pursuant to this Agreement, Seller owns and has good and marketable title to, or has a valid security interest in, the Receivables free and clear of any Lien, claim or encumbrance of any Person, (other than Permitted Encumbrances); and

(j)           subject to Permitted Encumbrances, other than the transfer and assignment and the security interest granted to Buyer pursuant to this Agreement, such Seller had not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Transferred Receivables. Seller has not authorized the filing of and is not aware of any financing statements against Seller that included a description of collateral covering the Transferred Receivables, that has not been released.

7.            Amendment of the Agreement. The Agreement is hereby amended to provide that all references therein to “this Agreement” and “herein” shall be deemed from and after the Addition Date to be a dual reference to the Agreement as supplemented by this Assignment. Except as expressly amended hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be, and shall remain, in full force and effect in accordance with its terms.

8.            Counterparts. This Assignment may be executed in two or more counterparts (and by different parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument.

9.            GOVERNING LAW. THIS ASSIGNMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

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IN WITNESS WHEREOF, the undersigned have caused this Assignment No. 40 of Receivables in Additional Accounts to be duly executed and delivered by their respective duly authorized officers on the day and year first above written.

SYNCHRONY BANK, Seller

By:	/s/ Eric Duenwald
Name:	Eric Duenwald
Title:	Senior Vice President & Treasurer

RFS HOLDING, L.L.C., Buyer

By:	/s/ Andrew Lee
Name:	Andrew Lee
Title:	Vice President

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Schedule 1 to

Assignment No. 40 of Receivables
in Additional Accounts

ADDITIONAL ACCOUNTS

This Account Schedule relating to Additional Accounts consists of computer data files listing the “Additional Accounts” designated pursuant to the Agreement and such computer files have been posted on a shared network drive to which the Buyer has access on the Addition Date and is incorporated herein. Upon request, Seller shall provide a compact disk listing such data to Buyer or any Person permitted to receive the Account Schedule pursuant to Section 2.2 of the Agreement.

Sch 1